                                                                     Exhibit 8.2


                                                  One New Change
                                                  London EC4M 9QQ


                                                  Telephone:     (020) 7330 3000
                                                  Fax (Group 3): (020) 7330 9999
                                                  Fax (Group 4): (020) 7248 1100
                                                  DX No. 73

                                                  www.allenovery.com

Our Ref:  ICM:659123.2

Halifax plc                               U.S. Bank National Association
Trinity Road                              1 Federal Street
Halifax                                   3rd Floor
West Yorkshire HX1 2RG                    Boston, MA
                                          02110
                                          (as the Note Trustee, the Security
                                          Trustee in respect of the Second
                                          Issuer Secured Creditors and, jointly
                                          with State Street Bank and Trust
                                          Company, as the Security Trustee in
                                          respect of Funding 1 Secured
                                          Creditors)

Permanent Financing (No. 2) PLC           State Street Bank and Trust Company
Blackwell House                           225 Franklin Street
Guildhall Yard                            Boston, MA
London EC2V 5AE                           02110
                                          (jointly with U.S. Bank National
                                          Association,
                                          as the Security Trustee in respect
                                          of the Funding 1 Secured Creditors)

Permanent Funding (No. 1) Limited         JPMorgan Chase Bank
Blackwell House                           270 Park Avenue
Guildhall Yard                            New York, NY
London EC2V 5AE                           10017-2070
                                          (as the Series 2 Second Issuer
                                          Currency Swap Provider)

Permanent Mortgages Trustee Limited       Banque AIG
47 Esplanade                              5th Floor
St. Helier                                One Curzon Street
Jersey JE1 0BD                            London W1J 5RT
                                          (as the Series 4 Second Issuer
                                          Currency Swap Provider)

Permanent PECOH Limited                   CDC IXIS Capital Markets
Blackwell House                           51 Rue de Lille
Guildhall Yard                            75356 Paris
London EC2V 5AE                           (as the Series 1 Second Issuer
                                          Currency Swap Provider and the
                                          Series 3 Second Issuer Currency Swap
                                          Provider)



  AMSTERDAM  ANTWERP  BANGKOK  BEIJING  BRATISLAVA  BRUSSELS  BUDAPEST  DUBAI
   FRANKFURT  HAMBURG  HONG KONG  LONDON  LUXEMBOURG  MADRID  MILAN  MOSCOW
    NEW YORK  PARIS  PRAGUE  ROME  SINGAPORE  TIRANA  TOKYO  TURIN  WARSAW
--------------------------------------------------------------------------------
A list of the names of partners and their professional qualifications is open to inspection at the above office. The partners are either solicitors or registered foreign lawyers.

This is a legal communication not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity. The following information is provided in accordance with the Solicitors' Financial Services (Conduct of Business) Rules 2001. The provision of our legal services may relate to investments. We are not authorised by the Financial Services Authority, but we are regulated by the Law Society and we can undertake certain activities in relation to investments which are limited in scope and incidental to our legal services or which may reasonably be regarded as a necessary part of our legal services. If for any reason we are unable to resolve a problem between us and a client, our client may utilise the complaints and redress scheme operated by the Law Society.


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Page: 2


Lehman Brothers International (Europe)
1 Broadgate
London EC2M 7HA


Lehman Brothers                           Deutsche Bank AG London
745 Seventh Avenue                        Winchester House
New York                                  1 Great Winchester Street
NY 10019                                  London
                                          EC2N 2DB

J.P. Morgan Securities Inc.               Credit Suisse  Boston (Europe) Limited
125 London Wall                           One Cabot Square
London EC2Y 5AJ                           London
                                          E14 4QJ

J.P. Morgan Securities Ltd.               Deutsche Bank Securities Inc.
270 Park Avenue                           31 West 52nd Street
Floor 8                                   New York
New York NY 10017                         New York 10019

                                          Credit Suisse First Boston Corporation
                                          Eleven Madison Avenue
                                          New York
                                          New York 10010



                                                             25th February, 2003

Dear Sirs,

PERMANENT FINANCING (NO. 2) PLC - UK TAXATION OPINION

I.       INTRODUCTION

We have acted as United Kingdom tax advisers to the Seller, the Second Issuer, Funding 1, the Mortgages Trustee, Holdings, the Funding 1 Swap Provider and PECOH in connection with the issue of the US$1,000,000,000 Series 1 Class A notes due 2004, the US$34,000,000 Series 1 Class B notes due 2042, the US$34,000,000 Series 1 Class C notes due 2042, the US$1,750,000,000 Series 2 Class A notes due 2007, the US$61,000,000 Series 2 Class B notes due 2042, the US$61,000,000 Series 2 Class C notes due 2042, the Euro 1,250,000,000 Series 3 Class A notes due 2032, the Euro 43,500,000 Series 3 Class B notes due 2042, the Euro 43,500,000 Series 3 Class C notes due 2042, the US$1,750,000,000 Series 4 Class A notes due 2009, the Euro 56,500,000 Series 4 Class B notes due 2042, the Euro 56,500,000 Series 4 Class C notes due 2042, the Pound 750,000,000 Series 5 Class A notes due 2042, the Pound 26,000,000 Series 5 Class B notes due 2042, the Pound 26,000,000 Series 5 Class C notes due 2042 and in connection with the other transactions effected by the documents (the "TRANSACTION DOCUMENTS") listed in Part 1 of Schedule 1 to our transaction opinion dated as of today's date and addressed to you in relation to the above matters (the "TRANSACTION OPINION").

This opinion addresses certain United Kingdom tax matters which are described below in relation to the Second Issuer, Funding 1 and the Mortgages Trustee. We express no opinion in relation to any other matter or in relation to any other persons.

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Save where expressly stated to the contrary, all the defined terms have the same meaning in this letter as in the draft Master Definitions and Construction Schedule and Second Issuer Amended and Restated Master Definitions and Construction Schedule - in each case dated 25th February, 2003 and signed for the purposes of identification by Sidley Austin Brown & Wood and ourselves. In the event of a conflict between the Master Definitions and Constructions
Schedule and the Second Issuer Amended and Restated Master Definitions and Construction Schedule, the Second Issuer Amended and Restated Definitions Schedule shall prevail.

For the purpose of giving this opinion we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Transaction Documents only.

This opinion is limited to United Kingdom tax law as applied by the English courts at the date hereof and the generally published practice of the Inland Revenue and HM Customs and Excise applying at the date hereof. It is given on the basis that it will be governed by and construed in accordance with English law as at the date hereof.

In considering the Transaction Documents and in rendering this opinion, we have (with your consent and without further enquiry) made the assumptions in Schedule 1 to this opinion (the "ASSUMPTIONS"). This opinion is also subject to the reservations in Schedule 2 to this opinion (the "RESERVATIONS").


II.      OPINION


On the basis of the Assumptions and subject to the Reservations and to any matter not disclosed to us or as to which we have no ability to be aware, we are of the following opinion:-

1.       THE SECOND ISSUER

CORPORATION TAX

1.1 On the basis of Assumption (d), the Second Issuer will be resident in the United Kingdom for United Kingdom tax purposes.

1.2 The Second Issuer Intercompany Loan, deposits in the Reserve Fund, Authorised Investments held by the Second Issuer and the Second Issuer Notes will constitute "loan relationships" for the purposes of Chapter II Part IV of the Finance Act 1996. Accordingly, and on the basis of Assumption (e) and subject to Reservation 1:

         (a) interest on, and other income payable in respect of, the Second Issuer Intercompany Loan, the Reserve Account and any Authorised Investments held by the Second Issuer will be brought into account as credits; and

         (b) interest payable on the Second Issuer Notes and the charges and expenses identified in paragraph 1.3 below will be brought into account as debits;

         in each case in computing the Second Issuer's taxable profits arising from its loan relationships in the same way as they will be brought into account in computing the Second Issuer's accounting profits, subject only to any adjustments being required to be made by certain provisions of the tax legislation (addressed in 1.4 to 1.10 below).

1.3 The following charges and expenses incurred by the Second Issuer will be treated as charges or expenses within section 84(1)(b) of the Finance Act 1996:-
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         (i)      payments of commissions in respect of services and related expenses to the Principal Paying Agent and the other Paying Agents by the Second Issuer under the Second Issuer Paying Agent and Agent Bank Agreement as well as payments of fees and related expenses to the Registrar and Transfer Agent;

         (ii) all monies, liabilities and expenses, including VAT, properly incurred by the Security Trustee under the Second Issuer Deed of Charge;

         (iii) the management and underwriting commissions of the Managers and the Underwriters under the Subscription Agreement and the Underwriting Agreement; and

         (iv) all costs, charges, remuneration or expenses, including VAT, properly incurred by the Note Trustee under the Second Issuer Trust Deed; and

         (v) all fees payable to the Second Issuer Account Bank, Rating Agencies and UK Listing Authority.

1.4 The Second Issuer will be denied a deduction in computing its taxable profits in respect of any general, as opposed to specific, accounting provision made for bad debts or doubtful debts which are estimated to be bad (section 85(2)(c) of, and paragraph 5 of Schedule 9 to, the Finance Act 1996). On the basis of Assumption (f), Section 85(2)(c) of, and paragraph 5 of Schedule 9 to, the Finance Act 1996 should not apply to deny the Second Issuer a deduction in computing its taxable profits since section 85(2)(c) only permits a specific provision to be made for bad debts or doubtful debts which are estimated to be bad.

1.5      The Second Issuer is "connected" with Funding 1 for the purposes of section 87 Finance Act 1996. Consequently, the Second Issuer will be denied a deduction in computing its taxable profits in respect of a specific provision made for a bad debt or a doubtful debt which is estimated to be bad in respect of the Second Issuer Intercompany Loan by virtue of the application of paragraph 6 to Schedule 9 of the Finance Act 1996 (connected persons). (We would mention that paragraph 6A of Schedule 9 to the Finance Act 1996 allows a departure from the provisions of paragraph 6 of Schedule 9 to the Finance Act 1996 where the Second Issuer is, inter alia, in insolvent liquidation.)

1.6 On the basis of Assumptions (h) and (i), the Second Issuer will not be denied a deduction in computing its taxable profits in respect of any interest payable on the Second Issuer Notes by virtue of the application, by paragraph 1 of Schedule 9 to the Finance Act 1996, of section 209 of the Taxes Act 1988, and in particular sub-sections 209(2)(d), 209(2)(da) and 209(2)(e)(iii) (in respect of which we refer you to the further discussion at paragraph 1.7 below).

1.7 Under Condition 4 of the Class B Second Issuer Notes and/or Class C Second Issuer Notes, where the available funds available to the Second Issuer on any Interest Payment Date for payment of interest which is subject to Condition 4 are not sufficient to satisfy in full the Second Issuer's obligation to pay such interest, then some or all of the interest payable on such Second Issuer Notes may be deferred. Consequently the issue arises as to whether interest payable on such Second Issuer Notes should fall to be treated as a "distribution" within section 209(2)(e)(iii) Taxes Act 1988 on the basis that the payment of interest is "dependent on the results of the Second Issuer's business or any part of it". If section 209(2)(e)(iii) were to apply, the Second Issuer would not be entitled to tax relief for interest payments on such Second Issuer Notes. However, in our view, section 209(2)(e)(iii) does not apply in these circumstances. This is because:-

         (i) the relevant Noteholder's entitlement to interest under the Class B Second Issuer Notes and/or Class C Second Issuer Notes is deferred but not reduced or cancelled;
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         (ii)     the deferred amounts carry interest from the date of deferral until the date paid; and

         (iii) the Class B Second Issuer Notes and/or the Class C Second Issuer Notes are enforceable against all, and not just some, of the assets of the Second Issuer.

         In relation to paragraph (iii) above, the fact that the assets of the Second Issuer that are subject to the security interests created under the Second Issuer Trust Deed are to be applied in accordance with the
         (a) Second Issuer Pre-Enforcement Priority of Payments prior to the enforcement of the Second Issuer Security and, (b) Second Issuer Post-Enforcement Priority of Payments after the enforcement of the Second Issuer Security (or that in practice the Second Issuer is unlikely to have assets other than those secured assets) does not materially alter our opinion.

         For the reasons stated above, in our opinion, deferred payments of interest on the Class B Second Issuer Notes and/or Class C Second Issuer Notes should not be treated as "distributions" under section 209
         (2)(e)(iii) Taxes Act 1988.

         We do not consider that the existence of the call option pursuant to the Second Issuer Post-Enforcement Call Option Agreement affects the above analysis since the option relates to a transaction over the Second Issuer Notes rather than in itself forming part of the terms of the Second Issuer Notes.

1.8 On the basis of Assumption (f), there will be no deferral of the deduction in computing the Second Issuer's taxable profits in respect of interest payable on the Second Issuer Notes to the accounting period in which the interest is paid by virtue of the application of paragraph 2 of Schedule 9 to the Finance Act 1996.

1.9 On the basis of Assumptions (h) and (i), the Second Issuer should not be denied a deduction in computing its taxable profits in respect of any interest payable on the Second Issuer Notes by virtue of the application of paragraph 13 of Schedule 9 to the Finance Act 1996.

         Broadly, paragraph 13 of the Schedule 9 to the Finance Act 1996 provides that, where a loan relationship of a company has an "unallowable purpose", debits to be bought into account are not to include debits which attributable to that purpose. A loan relationship will have an "unallowable" purpose if the company is a party to that loan relationship (or enters into a related transaction) for purposes which include a purpose which is not amongst the business or other commercial purposes of the company.

         If the main purpose (or one of the main purposes) of entry into loan relationship (or the related transaction) is to secure a "tax advantage", then the loan will not have a valid business or commercial purposes for the purposes of paragraph 13 of Schedule 9 to the Finance Act 1996.

         We do not see that there are any grounds on which the Inland Revenue could sustain an argument that the Second Issuer was a party to the loan relationships constituted by the Second Issuer Notes other than for a business or commercial purpose of the Second Issuer. The purpose of the loan relationships constituted by the Second Issuer Notes is to fund the Second Issuer, not to secure a "tax advantage".

1.9A We have considered the effect of paragraph 15 of Schedule 9 to the Finance Act 1996. This paragraph provides that, in determining debits and credits to be brought into account for the purposes of the Finance Act 1996 rules in respect of any loan relationship, it is assumed that a disposal or acquisition to which that paragraph applies is not a "related transaction" for the purposes of section 84 of the Finance Act 1996. The effect of this is that a company which is a party to a disposal or acquisition within the scope of this paragraph will be prohibited from

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         taking into account any debits or credits which would otherwise have arisen under the loan relationships rules as a result of that acquisition or disposal. An acquisition or disposal within this paragraph is effectively disregarded for the purposes of the loan relationship rules.

         This paragraph applies to any disposal or acquisition of rights or liabilities under a loan relationship as is made in pursuance of any repo or stock-lending arrangement. A "repo or stock lending arrangement" means any arrangement consisting in or involving an agreement or series of agreements under which provision is made:

         (a) for the transfer from one person to another of any rights under that relationship (paragraph 15(3)(a)); and

         (b) for the transferor, or a person connected with him, subsequently to be or become entitled, or required -

                  (i) to have the same or equivalent rights transferred to him (paragraph 15(3)(b)(i)); or

                  (ii) to have rights in respect of benefits accruing in respect of that relationship on redemption (paragraph 15(3)(b)(ii).

         It could be argued that paragraph 15 applies on the basis of the possibility of the Seller being obliged to repurchase Loans in the event of a breach of warranty.

         However, we consider that paragraph 15 should not apply on the basis that, although Seller may, in certain circumstances, be required to repurchase, or may have the option to repurchase, the beneficial interest in Loans, the arrangements are such that one is not able to predicate in advance whether any individual advance will be repurchased. Moreover, paragraph 15 should not, in our view, be applied where rights are transferred to the Mortgages Trust at market value and there is no intention or expectation at the time of transfer that these rights will be re-transferred other than because of an inadvertent breach of warranty.

1.10 On the basis of Assumption (i), none of the payments described in 1.2(a) or (b) above will be increased or decreased respectively in computing the Second Issuer's taxable profits by virtue of the application of Schedule 28AA to the Taxes Act 1988 (Transfer Pricing).

1.11 We consider that the Second Issuer will be an "investment company" within the meaning of section 130 of the Taxes Act 1988.

         On the basis of statements in the Inland Revenue Inspector's Manual (see part 1 of paragraph IM 1854 thereof) we believe that the Inland Revenue should not challenge the status of the Second Issuer as an "investment company" provided that the Second Issuer is capable of making a sufficient net profit surplus from the flow of payments in and out. On the basis of Assumption (j), this net profit is expected to be equal to 0.01 per cent. of its interest income. We understand that the current Inland Revenue practice is not to challenge "investment company" status where the issuer under a securitisation is capable of making a taxable profit of 0.01 per cent. of interest receivable. Consequently, on the basis that it is indeed an investment company, the Second Issuer, in computing its taxable profit for any accounting period will, under section 75 of the Taxes Act 1988, be entitled to deduct any management expenses (including commissions) paid for that period. "Management expenses" should include the following fees and remuneration payable to:

         (i) the Second Issuer Cash Manager under the Second Issuer Cash Management Agreement;
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         (ii)     the Corporate Services Provider under the Second Issuer
                  Corporate Services Agreement;

         (iii) the Reference Banks under the Second Issuer Paying Agent and Agent Bank Agreement; and

         (iv)     the Security Trustee under the Second Issuer Deed of Charge.

         Management expenses will be deductible on a "disbursements" basis. In accordance with the practice of the Inland Revenue as published in paragraph 801 of the Company Taxation Manual, "disbursed" means that before a deduction is due, the expenses concerned have to be actually paid, but do not have to be paid in the accounting period for which they are to be disbursed, so that, while entitlement to relief depends on "disbursement", generally the timing of the relief does not depend on "disbursement"


1.12 We have considered whether the Second Issuer Swap Agreements will qualify as "derivative contracts" for the purposes of paragraph 2 of
         Schedule 26 of the Finance Act 2002. We consider that the Second Issuer Swap Agreements will constitute "contracts for differences" within paragraph 12(3) of Schedule 26 of the Finance Act 2002 since they are contracts, the purpose of which is to make a profit or avoid a loss by reference to a factor designated in the contract (in the case of the Second Issuer Swap Agreements, foreign exchange fluctuations and/or interest rates). Consequently, each should constitute a "relevant contract" within paragraph 2 of Schedule 26 and the subject matter of the contracts will not fall within sub-paragraphs (a), (b) or (d) to
         (f) of paragraph 4(2). Therefore, on the basis of Assumption (q), the Second Issuer Currency Swap Agreements will qualify as "derivative contracts" within Schedule 26 of the Finance Act 2002 and will be taxed in the hands of the Second Issuer in accordance with the authorised accruals basis adopted in its statutory accounts. For the same reasons as are explained in relation to interest payable on the Second Issuer Notes at paragraph 1.9 above, we do not consider that the Second Issuer Swap Agreements should be treated as having been entered into for an "unallowable purpose" for the purposes of paragraph 23 or 24 of
         Schedule 26.

1.13 The costs and expenses described at paragraphs 1.1 to 1.12 above are the only costs or expenses of the Second Issuer specifically provided for by the Transaction Documents.

WITHHOLDING TAX

1.14 The section entitled "United Kingdom Taxation" in the Prospectus (which addresses inter alia United Kingdom withholding tax on interest on the Second Issuer Notes) is, and was at the date of its issue, correct in all material respects.

1.15 By virtue of paragraph 51 of Schedule 26 to the Finance Act 2002, neither the Second Issuer nor the Dollar Currency Swaps Providers will be liable to withhold United Kingdom tax from payments which they make under the Dollar Currency Swaps or, on the basis of Assumption (l), from payments of interest by the Second Issuer on any cash collateral provided by the Dollar Currency Swaps Providers where such collateral is treated as being provided for a period exceeding 364 days.

1.16 By virtue of paragraph 51 of Schedule 26 to the Finance Act 2002, neither the Second Issuer nor the Euro Currency Swap Provider will be liable to withhold United Kingdom tax from payments which they make under the Euro Currency Swap or, on the basis of Assumption (m), from payments of interest by the Second Issuer on any cash collateral provided by the Euro Currency Swap Provider where such collateral is treated as being provided for a period exceeding 364 days.

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VALUE ADDED TAX

1.17 No value added tax ("VAT") will be chargeable in respect of the subscription of the Second Issuer Notes pursuant to the Subscription Agreement and/or the Underwriting Agreement, payments of principal or interest on the Second Issuer Notes, the making of the Second Issuer Intercompany Loan or payments of principal or interest thereunder (Item 6 Group 5 of Schedule 9 of the Value Added Tax Act 1994 ("VATA 1994")). To the extent that the Second Issuer issues Second Issuer Notes to persons outside the European Union, those supplies will be outside the scope of UK VAT with input tax credits. Payments of interest by the Second Issuer will also constitute consideration for exempt supplies with Item 6 Group 5 of Schedule 9 VATA 1994.

1.18 VAT will be chargeable in respect of the Second Issuer's audit fees, and fees payable to the Note Trustee, the Security Trustee, the Rating Agencies, the Corporate Services Provider, the Registrar and Transfer Agent and the UK Listing Authority (in each case where the relevant services are provided to the Second Issuer).

2.       FUNDING 1

CORPORATION TAX

2.1 On the basis of Assumption (j), Funding 1 will be resident in the United Kingdom for United Kingdom tax purposes.

2.2 As to the nature of Funding 1's interest in the Loans, please refer to paragraph 3. Funding 1's beneficial interest in the Loans, the Mortgages Trustee GIC Account and the Authorised Investments held by the Mortgages Trustee under the Mortgages Trust, the Funding 1 Bank Accounts, the Authorised Investments held by Funding 1, the Second Issuer Intercompany Loan and the Second Start-up Loan will constitute "loan relationships" for the purposes of Chapter II Part IV of the Finance Act 1996. Accordingly, and on the basis of Assumption (p) and subject to Reservation 1:

         (a) interest on, and other income payable in respect of, these loan relationships (including any profit or income arising under the arrangements relating to Capitalised Income) other than the Second Issuer Intercompany Loan and the Second Issuer Start-up Loan will be brought into account as credits; and

         (b) interest payable on the Second Issuer Intercompany Loan, the Second Start-up Loan, the 1, Amended and Restated Liquidity Facility and fees payable to the Security Trustee under the Funding 1 Deed of Charge, the commitment fee payable to the Funding 1, Amended and Restated Liquidity Facility Provider, the Funding 1 GIC Provider and (probably) the Account Bank and the Cash Manager will be brought into account as debits;

         in each case, in computing Funding 1's taxable profits arising from its loan relationships in the same way as they will be brought into account in computing Funding 1's accounting profits, subject only to any adjustments being required to be made by certain provisions of the tax legislation (addressed in 2.3 to 2.9 below).

2.3 Funding 1 will be denied a deduction in computing its taxable profits in respect of any general, as opposed to specific, accounting provision made for bad debts or doubtful debts which are estimated to be bad (section 85(2)(c) of, and paragraph 5 of Schedule 9 to, the Finance Act
         1996). On the basis of Assumption (p), section 85(2)(c) of, and paragraph 5 of Schedule 9 to the Finance Act 1996 should not apply to deny Funding 1 a deduction in computing its taxable
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         profits since section 85(2)(c) only permits a specific provision to be made for bad debts or doubtful debts which are estimated to be bad.

2.4 On the basis of Assumption (p), Funding 1 will not be denied a deduction in computing its taxable profits in respect of a specific provision made for a bad debt or a doubtful debt which is estimated to be bad, by virtue of the application of paragraphs 6, 6A or 6B of
         Schedule 9 of the Finance Act 2002 (connected persons).

2.5 On the basis of Assumptions (h) and (s), Funding 1 will not be denied a deduction in computing its taxable profits in respect of any interest payable on the Second Issuer Intercompany Loan by virtue of the application, by paragraph 1 of Schedule 9 to the Finance Act 1996, of section 209 of the Taxes Act 1988, and in particular sub-sections 209(2)(d), 209(2)(da) and 209(2)(e)(iii).

2.6 On the basis of Assumptions (h), (s) and (t), Funding 1 will not be denied a deduction in computing its taxable profits in respect of any interest payable on the Second Start-up Loan by virtue of the application, by paragraph 1 of Schedule 9 to the Finance Act 1996, of section 209 (as read with section 212) of the Taxes Act 1988, and in particular sub-sections 209(2)(d), 209(2)(da) and 209(2)(e)(iii).

2.7 On the basis of Assumption (d), there will be no deferral of the deduction in computing Funding 1's taxable profits in respect of interest payable on the Second Issuer Intercompany Loan in the accounting period in which the interest is paid by virtue of the application of paragraph 2 of Schedule 9 to the Finance Act 1996.

2.8 On the basis of Assumptions (h) and (k), Funding 1 should not be denied a deduction in computing its taxable profits in respect of any interest payable on the Second Issuer Intercompany Loan by virtue of the application of paragraph 13 of Schedule 9 to the Finance Act 1996. This is for essentially the same reasons as are set out in relation to the Second Issuer Notes in paragraph 1.9 above.

2.9 On the basis of Assumption (h), none of the payments described in 2.2(a) or (b) above will be increased or decreased respectively in computing Funding 1's taxable profits by virtue of the application of
         Schedule 28AA to the Taxes Act 1988.

2.10 On the basis of Assumption (k), and for the same reasons as are set out in relation to the Second Issuer in paragraph 1.11 above, we consider that Funding 1 will be an "investment company" within the meaning of section 130 of the Taxes Act 1988. Consequently, fees payable by Funding 1 to the Account Bank and the Cash Manager - to the extent that those fees are not deductible as described in 2.2(b) above - the Servicer's fee under the Servicing Agreement and the Corporate Services Provider's fee under the Funding 1 Corporate Services Agreement may be deductible in computing Funding 1's taxable profits as "expenses of management" if they are "disbursed" for a particular accounting period by Funding 1. In accordance with the practice of the Inland Revenue as published in paragraph 801 of the Company Taxation Manual, "disbursed" means that, before a deduction is due, the expenses concerned have actually to be paid, but they do not have to be paid in the accounting period for which they are disbursed, so that while entitlement to relief depends on "disbursement", generally the timing of relief does not depend on "disbursement".

2.11 In our view, the Funding 1 Swap will constitute a "derivative contract" within the meaning ofparagraph 2 of Schedule 26 to the Finance Act 2002. Accordingly, and on the basis of Assumptions (h) and(q), amounts payable to and by Funding 1 under the Funding 1 Swap should be brought into account in computing Funding 1's taxable profits in the same way as those amounts are brought into account in computing its accounting profits. Any fee payable to Seller under the Swap should be deductible on the same basis.
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2.11A    Since the treatment of capitalised interest will follow the authorised accounting treatment of Funding 1 (see Assumption (p)) and, given that the arrangements in relation to capitalised interest put Funding 1 in the same position as if no mortgage holiday or previous underpayment by the borrower of the relevant Loan had taken place, we would expect (without being able to offer an opinion ourselves as to accounting matters) that the accounting treatment of capitalised interest would not give rise to any tax charge in the mortgage trust which would not have occurred in the absence of the relevant mortgage holiday or under payment.


2.12 We have considered whether the Funding 1 Swap will qualify as a "derivative contract" for the purposes of paragraph 2 of Schedule 26 of the Finance Act 2002. We consider that the Swap will constitute a "contract for differences" within paragraph 12(3) of Schedule 26 of the Finance Act 2002 in that it is a contract, the purpose of which is to make a profit or avoid a loss by reference to a factor designated in the contract (in case of the Funding 1 Swap, interest rates). Consequently, the Funding 1 Swap should constitute a "relevant contract" within paragraph 2 of Schedule 26 and the subject matter of the contract will not fall within sub-paragraphs (a), (b) or (d) to (f) of paragraph 4(2). Consequently, the Funding 1 Swap will qualify as a "derivative contract" within Schedule 26 of the Finance Act 2002, and will be taxed in the hands of Funding 1 in accordance with the authorised accruals basis adopted in its statutory accounts . We do not consider that the Funding 1 Swap Agreement should be treated as having been entered into for an "unallowable purpose" for the purposes of paragraph 23 or 24 of Schedule 26.

WITHHOLDING TAX

2.13 By virtue of the application of section 349A of the Taxes Act 1988 (as regards which we refer to 1.1 above), Funding 1 will not be liable to withhold tax from interest which it pays to the Second Issuer on the Second Issuer Intercompany Loan or to the Funding 1 Liquidity Facility Provider under the Funding 1 Liquidity Facility Agreement.

2.14 On the basis of Assumption (v), Funding 1 will not, by virtue of the application of section 349(3)(a) of the Taxes Act 1988, be liable to withhold tax from interest which it pays to the Second Start-up Loan Provider on the Second Start-up Loan.
2.14A By virtue of paragraph 51 of Schedule 26 to the Finance Act 2002, neither Funding 1 nor the Funding 1 Swap Provider will be liable to withhold United Kingdom tax from payments which they make under the Funding 1 Swap, or, on the basis of Assumption (n), from payments of interest by Funding 1 on any cash collateral provided by the Funding 1 Swap Provider where such collateral is treated as being provided for a period exceeding 364 days.

2.14B The costs and expenses described in this paragraph 2 are the only costs or expenses of Funding 1 specifically provided for by the Transaction Documents.

VALUE ADDED TAX

2.15 We note that the fees paid to the Servicer under the Servicing Agreement, the Cash Manager, Mortgages Trustee, the Funding 1 Liquidity Facility Provider and Security Trustee are all inclusive of VAT, where such VAT is applicable.

3.       MORTGAGES TRUST

THE UK TAX TREATMENT OF THE MORTGAGES TRUST

3.1 On the basis of Assumption (u), the Mortgages Trustee will not be subject to UK taxation in respect of any fees or expenses which it receives on its own behalf under the proposed

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         transactions (and see paragraphs 3.2 to 3.9 below in respect of any receipts to which it is not beneficially entitled).

3.2 Since a trust is not a separate legal entity as a matter of English Law, it is the trustee of a trust (and not the trust itself) that may be taxable for UK tax purposes. However, as the Mortgages Trust will be a "bare" trust for tax purposes, the Mortgages Trustee will not be subject to Income Tax, Capital Gains Tax or Inheritance Tax in its capacity as trustee of the Mortgages Trust. None of these taxes will arise at the level of the Mortgages Trust. The reasons for this conclusion are set out in more detail below.

3.3 Funding 1 and the Seller (the "BENEFICIARIES") will be entitled to concurrent equitable interests in the Trust Property. Those interests were vested in the Beneficiaries when the Mortgages Trust was constituted on 13th June, 2002 and are of unlimited duration (subject to Clause 23 (Termination) of the Mortgages Trust Deed). They will comprise the entire beneficial interest in the income and capital of the Mortgages Trust.

         Funding 1 will be beneficially entitled to a share of the income arising in relation to the capital of the Mortgages Trust. This income will mainly be constituted by the interest payable on the Loans. Funding 1 will also be entitled to a share of the principal owing in respect of the Loans equal to the amount paid by it to the Seller for the assignment by the Seller to the Mortgagees Trustee of the Portfolio.

         The Seller will be entitled to amounts of income and principal by reference to the Current Seller Share from time to time in the Trust Property. Similarly, Funding 1 will be entitled to amounts of income and principal by reference to the Current Funding 1 Share from time to time in the Trust Property. Each of these shares is calculated from time to time according to a pre-set formula determined at the outset and based on (amongst other things) the allocation to the Seller (and to Funding 1) of Principal Receipts and Losses sustained on Loans and by reference to certain other events relating to the Loans. Therefore, the absolute monetary value of the beneficial entitlements of the Seller and Funding 1 may fluctuate over time, depending on the matters comprised in the calculation of the Current Seller Share and the Current Funding 1 Share.

         However, even though the Beneficiaries are entitled to fluctuating amounts (which can only be ascertained precisely by applying the Current Funding 1 Share and Current Seller Share formulae (including the cash-flow "waterfall" formulae) in the Mortgages Trust Deed to the income and capital of the Mortgages Trust fund on a given Calculation
         Date), each of the Beneficiaries nevertheless has a fully-vested equitable interest in the assets comprised in the Mortgages Trust. Each Beneficiary's interest subsists concurrently with, and is of the same unlimited duration as, the other Beneficiary's equitable interest. In other words, Funding 1 and the Seller are, between them, absolutely entitled to the Trust Property, they have vested indefeasible interests in the Trust Property and their interests in income and capital are, in our opinion, qualitatively (although not quantitatively) the same.

3.4 In the light of sub-paragraph 3.3 above and for the further reasons given in sub-paragraph 3.5 below, it is our opinion that the Mortgages Trust will fall within section 60 Taxation of Chargeable Gains Act 1992 ("TCGA 1992") which deals with bare trusts. It will therefore not be a "settlement" for UK capital gains tax ("CGT") purposes since section 68 TCGA 1992 defines a settlement as any trust other than one to which section 60 TCGA 1992 applies. Section 60 TCGA 1992 bare trusts are outside the scope of TCGA 1992 relating to settlements and hence no CGT liability can arise at the level of the Mortgages Trust itself. Any such liability will arise only at the level of the Seller and Funding 1 (if at all). For the reasons set out in sub-paragraph 3.6 below, the Mortgages Trust will equally not be a settlement for inheritance tax ("IHT") purposes. Therefore, no IHT liability will arise in respect of the Mortgages Trust assets. The

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         UK income tax and corporation tax treatment of the Trust Property is discussed in sub-paragraph 3.7 and 3.8 below.

         For the reasons given in sub-paragraph 3.9 below, we do not consider that the Mortgages Trust will be an unauthorised unit trust scheme.

CAPITAL GAINS TAX

3.5 In our opinion, case law strongly supports the conclusion that the Mortgages Trust falls, for CGT purposes, within section 60 TCGA 1992 and is therefore not a taxable "settlement" for CGT purposes: see, in particular, the statements in Stephenson v. Barclays Bank Mortgages Trust Co. Limited [1975] STC 151 (at pp 164); Booth v. Ellard [1980] STC 555 (at pp 559-560); and, above all, the decision of the High Court in Anders Utkilens Rederi A/S v. O/Y Lovisa Stevedoring Company A/B and Keller Bryant Transport Company Limited [1985] STC 301. This latter case (referred to below as ANDERS) is particularly supportive in a number of respects:

         (i)      Anders indicates that the Mortgages Trust can fall within
                  section 60 TCGA 1992 even though the interest and capital subject to the Mortgages Trust are not split between the Beneficiaries on a fixed percentage share basis but, rather, are divided on the basis of the calculation from time to time of the Current Seller Share and Current Funding 1 Share of the Trust Property (as described in sub-paragraph 3.2 above). Anders concerned a trust for sale over a particular building. That trust was treated as falling within what is now section 60 TCGA 1992, even though the quantum of the equitable interests of the beneficiaries varied in accordance with the price for which the trust property was sold. In that case, the beneficial interests were clearly not fixed percentage interests. Indeed, the amount ultimately realised for the property was so low that one beneficiary was entitled to receive all of the trust property and the other beneficiary received nothing. Nevertheless, the court ruled that section 60 TCGA 1992 applied to the trust on the basis that the beneficiaries' interests were concurrent, not successive; and were qualitatively similar to each other, even though they were clearly not similar quantitatively. The judge also made clear, as had the Court of Appeal in Booth v. Ellard, that, in applying section 60, an over-technical approach was not appropriate and the result reached should "accord with common sense and commercial reality".

         (ii) Anders also supports the view that section 60 TCGA 1992 applies, even though the monetary value of the beneficial entitlements to the Trust Property can only be precisely quantified by applying the Current Funding 1 Share and Current Seller Share formulae (including the cashflow "waterfall" formulae) in the Mortgages Trust Deed on one or more given calculation dates. In Anders, the beneficial entitlements could not be quantified at all until the property subject to the trust had been sold and the sale proceeds split in the proportions specified by the trust instrument. These proportions (and not just the absolute amounts to which the beneficiaries were entitled) varied according to the price for which the property could be sold.

         (iii) Anders also indicates that the Beneficiaries' interests in the Trust Property are concurrent, not successive, and hence section 60 TCGA 1992 can apply, even though interest income from the Loans and the Mortgages Trustee GIC Accounts may not ultimately be divided between the Beneficiaries in the same proportions as the principal owing in respect of the Loans and/or on deposit in that bank account. If anything, Anders was a more extreme case than the present one because, in that case, there was a period (from the creation of the trust until the underlying property was sold) when only one of the two beneficiaries was entitled to the income from the underlying property. One of the parties sought to argue that this intermediate interest of just one beneficiary in the trust income created successive interests under the trust and therefore prevented
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                  section 60 TCGA 1992 from applying. The judge dismissed this argument as follows (see [1985] STC 301 (at pp 307)):

                           "The distinction between successive and concurrent interests has to be evaluated in the light of the parties' express and immediate duty to one another to obtain an early sale of the property, and in that context it seems to me altogether too technical and refined to exclude the application of section 60 TCGA 1992."

                  This statement must not be applied out of context. In particular, the trust in that case was based on a court order requiring prompt sale of the property in question. Therefore, any intermediate income interest of one beneficiary was likely to be short-lived. Nevertheless, there is clearly a marked judicial reluctance to allow esoteric points of trust law to exclude the application of section 60 TCGA 1992 and to create a capital gains tax "settlement" out of bona fide commercial arrangements.

                  Hence, in our opinion, so long as the two Beneficiaries each have interests in the income and capital of the Mortgages Trust which vest at the same time and are of the same unlimited duration (as is true in this case), the fact that a Beneficiary may be entitled to a share of Mortgages Trust income calculated on a different basis from its share of capital does not create chronologically successive or contingent (rather than concurrent) interests in the Trust Property. Similarly, the arrangements relating to Capitalised Interest represent an arrangement between the beneficiaries and are not, in our view, a term of the trust itself and, consequently, do not create successive or contingent interests in the Trust Property.

                  For the Mortgages Trust to be a bare trust within section 60 TCGA 1992, the Beneficiaries must not only have concurrent vested interests. They must also be absolutely entitled as against the Mortgages Trustee. This means that, subject to the Mortgages Trustee's right to resort to the Mortgages Trust assets in order to meet certain Mortgages Trust expenses specified in section 60 TCGA 1992, the Beneficiaries must have the exclusive right to direct how the Trust Property shall be dealt with. The Mortgages Trust Deed makes clear that the duty of the Mortgages Trustee to deal with the Trust Property (other than by distributing income and capital to the two Beneficiaries) is based on a contractual agreement between the Beneficiaries and the Mortgages Trustee whereby the former agree among themselves procedures for dealing with the Mortgages Trust assets which the Mortgages Trustee would otherwise be required, under the terms of the Mortgages Trust, to distribute to the Beneficiaries according to their vested shares. The decision in Booth v Ellard (referred to earlier) illustrates how such an arrangement between beneficiaries and trustee, which regulates dealings by the trustee with pooled trust property, does not prevent section 60 TCGA 1992 from applying to the Mortgages Trust.

INHERITANCE TAX

3.6 It is our opinion that the Mortgages Trust is not a taxable settlement for inheritance tax ("IHT") purposes. The IHT definition of a settlement is in section 43(2) Inheritance Tax Act 1984 ("IHTA 1984"). This definition has three separate strands none of which are, in our opinion, applicable bearing in mind the analysis of the Mortgages Trust in paragraph 3.3 above. In particular, the Mortgages Trust property is not:

         (i) held in trust for persons in succession or subject to a contingency (as discussed in paragraph 3.5 above); nor

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         (ii)     held in trust to accumulate any of the trust income or with power to make discretionary payments out of that income (since the Mortgages Trustee has no discretion and possesses only those powers which the Beneficiaries have given it by contract to deal with the trust income and capital as they have agreed); nor

         (iii) charged or burdened (other than for full consideration paid for his own benefit to the person settling property) with the payment of an annuity or other periodical payment for a limited or terminable period. This is because each of the Beneficiaries has an equitable interest in both income and capital which is not for a fixed term or a limited period and, in any case, each provides full consideration for this interest in the Trust.

3.7 "SETTLEMENT" PROVISIONS AND SECTION 686 INCOME AND CORPORATION TAXES ACT 1988 ("TAXES ACT 1988")

         (i) The Mortgages Trust will not be a settlement for the purposes of the income tax anti-avoidance rules in Part XV Taxes Act 1988 because it is an arrangement organised on commercial terms which contains no "element of bounty". In particular, each Beneficiary contributes money to the Mortgages Trust in the expectation of a proper commercial return on its investment.

         (ii) The Mortgages Trust income is held on trust absolutely for the Beneficiaries. Therefore, section 686 Taxes Act 1988 will not apply because (see section 686(2)(b)(i) Taxes Act 1988) the Mortgages Trust income belongs absolutely to persons other than the Mortgages Trustee (namely, the Beneficiaries) prior to being distributed. The Mortgages Trust income (net of the Mortgages Trustee's fees and expenses) is treated as "belonging" in equity to the Beneficiaries as soon as it arises to the Mortgages Trustee because of the trust law rule in Baker v. Archer-Shee 11 TC 749. As Lord Wrenbury expressed the rule in that case:

                           "The nature of the vested interest of a life interest holder under a trust is ... an equitable right in possession to receive during their life the [income] proceeds of the [trust property] of which she is tenant for life. [Emphasis added]. Her right is not to a balance sum, but to the [income] subject to deductions [for trustees'] costs, charges and expenses."

         A further point is that the Mortgages Trustee will have no power of accumulation, nor will it have any discretion to vary beneficial entitlements. Therefore, the Mortgages Trust will not fall within the special rules for taxing income arising to trustees of settlements who are generally charged to tax at the "rate applicable to trusts" (currently 34 per cent.) in section 686 Taxes Act 1988.

3.8      CORPORATION TAX AND SECTION 59 OF THE TAXES ACT 1988

         (i) The Mortgages Trustee is not subject to corporation tax in respect of income and gains which accrue to it "in a fiduciary or representative capacity": see section 8(2) Taxes Act 1988.

         (ii) The Mortgages Trustee can in principle be assessed to income tax in respect of the Mortgages Trust's interest income as a person "receiving or entitled" to it. However, case law indicates (see Reid's Trustees v. IRC 14 TC 512 and Kelly v. Rogers 19 TC 692) that the Mortgages Trustee cannot be assessed to tax in respect of income under section 59 Taxes Act 1988 if it can demonstrate that, for the relevant taxable period, all the Beneficiaries with vested interests in the entirety of the Mortgages Trust income are not subject to UK income tax in respect of that income. In this case, that exception should apply so long as the Mortgages Trustee can demonstrate that, at all stages, each
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                  Beneficiary is subject to UK corporation tax. This will be true because each of the Beneficiaries is a UK tax-resident company.

         (iii) Because the Beneficiaries' interests in the income and capital of the Mortgages Trust are at all stages fully vested, the Schedule D Case III (in the case of Funding 1) and Schedule D Case I (in the case of the Seller) "interest" income which the Mortgages Trustee "receives" in respect of the Loans will be treated as accruing to the Beneficiaries themselves in accordance with their entitlements under the Mortgages Trust Deed, as soon as that income reaches the hands of the Mortgages Trustee: see the rule in Baker v. Archer-Shee referred to in paragraph 3.6 above. Therefore, the Mortgages Trust does not permit any deferral of UK tax on income arising from the Mortgages Trust assets, even if that income is not immediately distributed by the Mortgages Trustee to the Beneficiaries.

3.9      COLLECTIVE INVESTMENT SCHEME ISSUES

         (i) The Mortgages Trust will not be regarded as a "collective investment scheme" falling within section 235 of the Financial Services and Markets Act 2000 (the "FSMA"). Therefore, it will not be regarded as a "unit trust" for UK tax purposes.

         (ii) Section 235 of the FSMA sets out three criteria all of which must be satisfied before an arrangement is classified as a collective investment scheme under section 235 of the FSMA. These are

                  (a) that the arrangements should be with respect to property of any description, including money, the purpose or effect of which is to enable persons taking part in the arrangements to participate in or receive profits or income arising from the acquisition, holding, management or disposal of the property or sums paid out of such profits or income

                  (b) the "participants" in the Mortgages Trust (i.e. the Seller and Funding 1) lack "day to day control" over the management of the Mortgages Trust, even if they have the right to be consulted or to give directions in relation to its affairs; and

                  (c) the contributions of the "participants", together with the profits and income of the Mortgages Trust, are "pooled".

         (iii) We do not believe that the second of these criteria is satisfied with respect to the Mortgages Trust. The Mortgages Trust is a bare trust. In general a bare trust relationship does not effect any transfer of day to day control of trust assets to the trustee, since by definition the bare trustee does not have any rights qua trustee to deal with the assets.

         (iv) It is clear that even though the trustee may not acquire day to day control of the assets qua trustee, it could be argued that the contractual nexus of rights between the parties could give rise to a separation of beneficial ownership and day to day control of the assets. However, for this to be the case it would be necessary for these contracts to confer positive rights on a third party manager of the assets. For this purpose, we make a distinction between contractual provisions which restrict the beneficial owner's ability to deal with assets and contractual provisions which confer a positive right on a third party to deal with assets without the owner's consent. We do not believe that provisions which merely restrict an owner's rights to deal with property are capable of effecting the separation of ownership and control. We are aware that the agreements entered into by the various parties to the Transaction Documents impose significant restrictions on dealings by the owners of the property with the property. However, apart from the
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                  appointment of the Servicer we do not believe that the effect of these Transaction Documents is to confer any discretion on any third party.

         (v) The appointment of an agent to perform a service in respect of property does not necessarily constitute an abandonment by the owner of that property of his control over the property. The issue is as to whether the agent can exercise rights over the property adversely to the desires of the owner of the property, and this in turn must be established by reference to the rights which the agreement appointing the agent confers on the agent as against the owner. In this case, the terms on which the Servicer is appointed are that Funding 1 may terminate its appointment upon any failure by the agent to carry out the instructions of the Beneficiaries (see paras 19.1(C) and 21.1(B) of the Servicing Agreement). By virtue of a power of attorney given to Funding 1, Funding 1 may exercise this power on behalf of itself and of the Seller, and dispute between the Beneficiaries does not inhibit the exercise of this power - the Servicer therefore may not, in its capacity as Beneficiary, block its own dismissal. Consequently, it is not the case that the Servicer can exercise any power adversely to the Beneficiaries.

         (vi) For the reasons given above we do not believe that the second criterion for collective investment scheme status identified above is satisfied, and we therefore do not believe that the Mortgages Trust is a collective investment scheme.

         (vii) Even if the preceding analysis were incorrect and the arrangements were to be held to satisfy the requirements of section 235 of the FSMA, the Mortgages Trust would be exempted from the scope of section 235 of the FSMA by paragraph 9 of the schedule to the Financial Services and Markets Act 2000 (Collective Investment Scheme) Order 2001 (the "CIS ORDER"). This exempts from collective investment scheme status any arrangement where "each of the participants carries on a business other than certain types of business and enters into the arrangements for "commercial purposes related to that business" In particular, that exemption should be available provided that the sole beneficiaries of the Mortgages Trust are the Seller and Funding 1. The Seller should not be regarded as carrying on regulated business for the purposes of the FSMA because it is the business of mortgage loan origination pursuant to which the funding arrangements are entered into and that business does not constitute regulated business.

         (viii) We do not consider it necessary for Funding 1 to have been carrying on the relevant business at the time that the funding arrangements are entered into. Paragraph 9 of the schedule to the CIS Order excludes any arrangement where each of the participants "carries on a business... and enters into the arrangements", a provision which is in the present and not the past tense. It is illegitimate to read "carries on" as meaning "carried on [prior to entry into the arrangement]" without some basis for that interpretation, and we are aware of none.

         (ix) Funding 1 should not be regarded as carrying on investment business because its main activities are borrowing the Second Issuer Note proceeds pursuant to the relevant Intercompany Loans, and paying those proceeds to the Seller in consideration for the Seller assigning the Loans to the Mortgages Trustee and/or assigning a portion of the Seller Share of the Trust Property to Funding 1. Funding 1 then receives monies in respect of the Loans as a Beneficiary of the Mortgages Trust. As neither borrowing monies under the Second Issuer Intercompany Loan, paying consideration to the Seller pursuant to the Mortgage Sale Agreement or the
                  Mortgages Trust Deed nor being a beneficiary under a bare
                  trust constitutes regulated business, Funding 1 carries on non-regulated business and the arrangements are entered into for commercial purposes related to that business.
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         (x)      Paragraph 9 of the schedule to the CIS Order provides that the relevant exemption from collective investment scheme status will not apply if the person concerned engages in a business which involves any of the activities specified by Articles 14, 21, 25, 37, 40, 45, 51 to 53 or, so far as relevant to any of those articles, 64 of the Financial Services and Markets Act (Regulated Activities) Order (S1 2001/544) (the "REGULATED ACTIVITIES ORDER"), or would do so apart from any exclusion from any of those Articles made by the Regulated Activities order itself. This list does not encompass the business of entering into or administering regulated mortgage contracts (which fall within Article 61 of the Regulated Activities Order). Paragraph 9(2) of the schedule to the Order provides that this exemption does not apply where the person will carry on the business in question by virtue of being a participant in the arrangements. This means that the exemption is not available where a participant's only commercial business related to the arrangements is conducted solely by participation in the arrangements. The business of Funding 1 is the acquisition of Trust Property and borrowing under the Intercompany Loans, and its participation in the arrangements is incidental to that business. Consequently Funding 1 does not carry on its business by virtue of its participation in the arrangements, and paragraph 9(2) does not apply to these arrangements. On this basis we believe that the proposed scheme will fall within paragraph 9 of schedule 1 to the CIS Order, and will therefore not be treated as a CIS under the FSMA.

         (xi) If the Mortgages Trust is not a "collective investment scheme", then it cannot be a "unit trust scheme" for the purposes of the Financial Services Act 1986 (see section 237(1) of the FSMA). As a result, it cannot be a "unit trust scheme" for UK tax purposes either: see section 469(7) Taxes Act 1988. Hence the Mortgages Trustee will not be subject to the special income tax charge applying to the trustees of an unauthorised unit trust under section 469 Taxes Act 1988. In addition, section 99 TCGA will not apply to the Mortgages Trust or to the interests therein. If the Mortgages Trust is not a "collective investment scheme", then, equally, it cannot be regarded as an "offshore fund" for the purposes of section 759 Taxes Act 1988 or Paragraph 4 of Schedule 10 to Finance Act 1996.

4.       WITHHOLDING TAX

         The Borrowers will not be liable to withhold tax from the interest which they pay on the Loans. This is because the interest will be paid beneficially to the Beneficiaries, whose "usual place of abode" is in the United Kingdom (as regards Funding 1, see 2.1 above): section 349(2)(c) of the Taxes Act 1988.

5.       PAYMENT OF INTEREST GROSS ON THE SECOND ISSUER INTERCOMPANY LOAN
         AGREEMENT

         In general, a UK-resident company making a payment of interest on a debt expected to be outstanding for a year or more is obliged to withhold tax at the lower rate (currently 20 per cent.) when making a payment of interest (section 349(2) Taxes Act 1988). However, where interest is paid by one UK tax-resident company to another UK tax-resident company, interest may be paid between them without deduction of tax (see section 349A Taxes Act 1988).

         Accordingly, Funding 1 will be entitled to pay to the Second Issuer gross interest on the Second Issuer Intercompany Loan Agreement by virtue of both Funding 1 and the Second Issuer being UK tax-resident companies.

6.       STAMP DUTY

6.1 No ad valorem stamp duty, stamp duty reserve tax or other similar tax is chargeable in respect of the issue, transfer or delivery of the Second Issuer Notes or in respect of the Transaction

To:   Halifax plc and others                                 25th February, 2003
Page: 18

         Documents other than, as regards stamp duty, the Mortgage Sale Agreement (regarding which see 6.3 below). Fixed stamp duty of (pound)5 will, however, be chargeable on the Mortgages Trust Deed, the Second Issuer Trust Deed, the Second Issuer Deed of Charge and any other Transaction Document which effects a declaration of trust.

6.2 Prima facie, the Mortgage Sale Agreement will be stampable ad valorem, at 4 per cent., in respect of the sums payable under that Agreement to the Seller by Funding 1 (see Paragraph 7(1) Schedule 13 to the Finance Act 1999). Paragraph 7(1) of Schedule 13 to the Finance Act 1999 provides that a contract for the sale of property to which it applies (e.g. the Loans) is to be stamped with ad valorem duty in the same manner as if it were a written conveyance or transfer on sale of that property.

         However, by virtue of paragraph 25(a) of Schedule 13 to the Finance Act 1999, the Mortgage Sale Agreement, and any legal assignment perfected pursuant to it, will, in so far as it relates to the sale of the Loans and Related Security, be exempt from stamp duty by reference to section 64 of the Finance Act 1971, which abolished the old separate charge to stamp duty on the creation and assignment of, amongst other things, "mortgages" (other than "marketable securities"). Section 64 also provided that dealings in such instruments would not be subject to any other form of stamp duty (e.g. stamp duty on a conveyance or transfer; or stamp duty on a sale contract as if it were a conveyance or transfer). The Mortgage Sale Agreement will be exempt from stamp duty, in so far as it relates to the sale of the Loans and Related Security, because the Loans and their Related Security comprise money secured by a mortgage, and a mortgage respectively, and a conveyance or transfer of these is exempted from stamp duty by reference to section 64.

         There may be an argument that the relevant transfer amounts to the transfer of an equitable interest in the mortgages (rather than of the mortgages themselves) as the circumstances in which the transfer of the mortgages will be completed are limited (Peter Bone -v- IRC [1995] STC
         921). However, we do not consider that the relevant transfers will be subject to stamp duty for two reasons:

         (i) the Peter Bone case may be distinguished on the basis that, in that case, the sale agreement in effect took the place of another document which would (in contrast to a transfer of the mortgages themselves) be stampable; and

         (ii) even if Peter Bone were not to be distinguished on the above grounds, beneficial interests in the mortgages qualify as
                  "money.....secured" by the mortgages. Head 4 of the "mortgage, bond" head in Schedule 1 Stamp Act 1891, which was effectively repealed by section 64 (see above) includes not only the transfer or disposition of any mortgage but also "of any money or stock secured by any such instrument". We consider the relevant transfers to be predominantly the transfer of a beneficial interests in the debt with the mortgage itself being secondary, so that the transaction involves the assignment of an interest in the mortgages and "of any money secured" thereby, so as to fall within the benefit of the exclusion by reference to section 64 in paragraph 25(a) of the
                  Schedule 13 to the Finance Act 1999.

         We have considered the effect of the decision Martin -v- CIR 47 TC 397. In our view, (and this view has been confirmed by leading stamp duty counsel) the decision in Martin would not apply to prevent the Mortgage Sale Agreement, and any legal assignment perfected pursuant to it from being exempt from stamp duty by virtue of paragraph 25(4) of Schedule 13 to the Finance Act 1999 in relation to section 64 Finance Act 1971. This is because:

         (i) Martin deals with very specific (and very different) varieties of beneficial interest from those under consideration in the present case: namely, a postponed interest which was subject to a life interest. The proposed transactions do not involve the creation of any

To:   Halifax plc and others                                 25th February, 2003
Page: 19


                  such interest. The Mortgages Trust does not create interests in succession. It is a bare trust in which Seller and Funding 1 hold an individual beneficial interest as tenants-in-common. As a matter of trust law, the beneficial interests are not distinct or severed but are purely a matter of how receipts under the trust are distributed. Although the receipts allocated to each interest in the proposed transaction will fluctuate under a formula, the Funding Share is in no sense postponed;

         (ii) the interests in the proposed trust qualify as "money" secured by the mortgages. Indeed, the fact that the trust is bare, and the interests undivided, suggests that the proposed interests fall more securely within the "money secured" limb of the "Mortgage" head in contrast to a deferred interest in succession under which there is at the time of the transfer, no disposition of secured monies but merely the disposition of a deferred trust interest under a settlement.

         The assignment of certain causes or rights of action of the Seller against any person in connection with any report, valuation, opinion, certificate, consent or other statement or fact or opinion in connection with any Loan, under the Mortgage Sale Agreement is potentially subject to stamp duty at the rate of 4 per cent. on the consideration (if any) given for them. However, such rights which are unknown or have not crystallised at the date of the Mortgage Sale Agreement will, in our view, be unascertainable and not "property" for stamp duty purposes. Even if they can be regarded as "property" for stamp duty purposes, it would not be possible to attribute an ascertainable amount of consideration to them on the basis that the amount expected to be recovered in consequence of the exercise of such rights or cause of action would itself be wholly unascertainable, and therefore no stamp duty would be payable in respect of such unknown or uncrystallised rights. As regards known and crystallised rights of action, we would draw your attention to Warranty 8.2 in Schedule (1) to the Mortgage Sale Agreement in which the Seller warrants that it is not engaged in any proceedings in respect of any such rights.

6.3 We express no opinion as to whether stamp duty is payable on the Mortgage Sale Agreement in respect of the assignment of the Halifax Insurance Policies. If such assignment fell within the head of charge in the Stamp Act 1891 entitled "Conveyance or Transfer on sale of any property" ad valorem duty would be payable on the Mortgage Sale Agreement on the amount of the consideration for such assignment at the rate of up to (pound)4 per (pound)100 (or part thereof) depending upon the level of the consideration attributable to the assignment. In the case of Blandy v Herbert (1829) 9 B & C 396 it was held that a policy of marine insurance under which no loss had occurred was not property for stamp duty purposes and if the principles of this case were to be applied to the Halifax Insurance Policies, provided no loss had occurred in respect of which such policies provide cover, the Mortgage Sale Agreement would not be stampable in this respect. However, although this decision appears not to have been overruled, in view of its age, we express no opinion as to whether the principles in this case would be so applied.

         We can also express no opinion as to the consideration which would be attributed to the Halifax Insurance Policies for the purposes of stamp duty if the Mortgage Sale Agreement were held to be stampable in relation to the assignment of the Halifax Insurance Policies. It may be argued that it is not possible to attribute any part of the consideration to the Halifax Insurance Policies, on the grounds that they would not be assigned separately from the Loans and vice versa, with the result that the only stamp duty payable would be a fixed duty of (pound)5.

         If ad valorem duty is payable, however, the consequences of failing to stamp an instrument is that an instrument may not, except in criminal proceedings, be given in evidence or be available for any purposes whatever and, although it would be possible to tender the stamp duty at a later stage, a penalty will be required to be paid (in addition to the stamp duty) of an amount up to twice the stamp duty.

To:   Halifax plc and others                                 25th February, 2003
Page: 20


6.3A In our view, the above analysis will not be materially altered if Funding 1 was to acquire an additional trust interest rather than additional Loans.

6.4 The declaration of the Mortgages Trust Deed by the Mortgages Trustee in favour of the Beneficiaries, is technically stampable with a fixed duty of (pound)5 (Finance Act 1999 Schedule 13 Paragraph 17).

         We note that, in certain circumstances, a declaration of trust may be liable for ad valorem duty as a conveyance on sale (see Peter Bone -v-IRC, cited above). We do not, however, consider that this should apply to the declaration of the Mortgages Trust Deed. The Mortgages Trust is constituted prior to the transfer of the beneficial interest in the Loans and Related Security and declares the terms on which the beneficial interest in any interest in Loans and Related Security which are transferred in the future will be held. The transfer of beneficial interests in the Loans and Related Security is effected by the Mortgage Sale Agreement and is subsequent to the declaration of the Mortgages Trust.

SECONDARY LIABILITIES TO TAX

6.4A The Second Issuer and Funding 1 may be secondarily liable, in certain circumstances, for certain tax liabilities of Holdings of each other and of the other companies identified at paragraph 4 of the Prospectus as being wholly-owned subsidiaries of Holdings. However, on the basis of Clause 9 of the Second Issuer Corporate Services Agreement (under which Holdings covenants to procure that it will not, and no company which it controls will, undertake any transactions other than those contemplated under the Transaction Documents), there should not, in practice, be any such liabilities to tax for which we would expect the Second Issuer or Funding 1 to be potentially liable except those contemplated under the Transaction Documents.

7.       PAYMENTS OF INTEREST GROSS ON THE SECOND ISSUER NOTES

7.1 The Second Issuer Notes qualify as "quoted Eurobonds" within the meaning of section 349(4) of the Taxes Act 1988 (as amended by section 111 of the Finance Act 2000). This is because they comprise securities which:

         (i)      are issued by a company;

         (ii) are listed on a recognised stock exchange within the meaning of section 841 of the Taxes Act 1988; and

         (iii)    carry a right to interest.

         Consequently, payments of interest by the Second Issuer will be exempt from withholding tax regardless of whether or not the Second Issuer Notes are "bearer" in form (in fact, they are in registered form). In addition, by virtue of section 111(1) of the Finance Act 2000, the Paying and Collecting Agents Rules ceased to have effect for payments of interest made after 31st March, 2001. Consequently, all payments of interest on the Second Issuer Notes will be exempt from withholding tax even if made by a UK paying agent.

7.2 The Inland Revenue has power, in cases prescribed by regulations enacted under the Taxes Management Act 1970, to obtain information (including the name and address of the beneficial owner of the interest) from any person in the UK who either pays interest to, or receives interest for the benefit of, an individual. This power can in certain circumstances also extend to any person in the UK who, after 5th April, 2002, either pays amounts payable on redemption of securities issued at a discount to, or receives such amounts for the benefit of, an individual. Such

To:   Halifax plc and others                                 25th February, 2003
Page: 21


         information may, in certain circumstances, be exchanged by the Inland Revenue with the tax authorities of other jurisdictions.

III      BENEFIT OF OPINION

This opinion is addressed to, and is to be relied upon only by you, being the addresses. They may relay on it solely in relation to the transactions contemplated by the Transaction Documents. It should not be shown or disclosed to (or used or relied upon) by any other person of for any other purpose except that copies may be released to rating agencies (Moody's Investors Services inc., Standard and Poor's Rating Services - a division of The McGraw Hill Companies Inc. and Fitch Ratings Limited) and to their legal advisers for the purposes of information only, on the understanding that each of them wishes to know that an opinion has been given and to be made aware of its terms, and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Allen & Overy under the caption "Legal matters" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement including this opinion as an exhibit or otherwise.


Yours faithfully,

/s/ Allen & Overy

ALLEN & OVERY

To:                                                          25th February, 2003
Page: 22


                                   SCHEDULE 1

                                   ASSUMPTIONS


In giving our opinion, we have made the following assumptions:

(a) that the assumptions made in our legal opinions which are dated today's date and address the application of English law in certain respects to the transactions effected by the Transaction Documents are true and accurate;

(b)      that none of the Transaction Documents will be varied;

(c) that all the obligations of the parties to the Transaction Documents will be valid, binding and in full force and effect, and will be performed fully and strictly in accordance with their terms;

(d) that the Second Issuer is incorporated in the United Kingdom and will not be treated as being resident outside the United Kingdom by virtue of the application of section 249 of the Finance Act 1994 (see clause 10 of the Second Issuer Corporate Services Agreement);

(e) that the Second Issuer will apply an authorised accruals method of accounting for the purposes of section 85 of the Finance Act 1996 (see clause 10 of the Second Issuer Corporate Services Agreement);

(f) that the Second Issuer has not been, nor will be, "connected" within the meaning of section 87 and 87A of the Finance Act 1996 with any Noteholder or any other person except Funding 1, the Share Trustee, Holdings, the Second Issuer Post-Enforcement Call Option Holder and any subsequent issuer;

(g) that the payments to be made on the Second Issuer Notes, other than repayments of principal, will not represent more than a reasonable commercial return for the use of the principal concerned;

(h) that all the transactions effected by the Transaction Documents will be on arm's length terms;

(i) that the Second Issuer will be capable of making an annual profit of at least 0.01% of its annual income (see Schedule 2 to the Second Issuer Cash Management Agreement, which inter alia provides that an amount of up to 0.01% of the Second Issuer Available Revenue Receipts will be retained by the Second Issuer as profit);

(j) that Funding 1 is incorporated in the United Kingdom and will not be treated as being resident outside the United Kingdom by virtue of the application of section 249 of the Finance Act 1994 (see clause 10 of the Funding 1 Corporate Services Agreement);

(k) that Funding 1 will be capable of making an annual profit of at least 0.01% of its annual income (see Schedule 2 to the Cash Management Agreement, which inter alia provides that an amount of up to 0.01% of the Funding 1 Available Revenue Receipts will be retained by Funding 1 as profit);

(l) that the Dollar Currency Swap Providers will be a party to the Dollar Swap Agreements solely for the purposes of a trade carried on by them in the United Kingdom through a branch or agency (see Part 2 of the Schedule to the Dollar Currency Swap Agreements);

To:                                                          25th February, 2003
Page: 23

(m) that the Euro Currency Swap Provider will be a party to the Euro Currency Swap Agreement solely for the purposes of a trade carried on by it in the United Kingdom through a branch or agency (see Part 2 of the Schedule to the Euro Currency Swap Agreement);

(n) that Seller will be a party to the Funding 1 Swap Agreement solely for the purposes of a trade carried on by it in the United Kingdom (see
         Part 2(b) of the Schedule to Funding 1 Swap);

(o) that the Second Issuer will apply an authorised accruals method of accounting for the purposes of paragraph 17 of Schedule 26 to the Finance Act 2003 (see clause 10 of the Second Issuer Corporate Services Agreement);

(p) that Funding 1 will apply on authorised accruals methods of accounting for the purposes of section 85 Finance Act 1996 (see clause 10 of the Funding 1 Corporate Services Agreement).

(q) that Funding 1 will apply an authorised accruals method of accounting for the purposes of paragraph 17 of Schedule 26 to the Finance Act 2002 (see clause 10 of the Funding 1 Corporate Services Agreement);

(r) that Funding 1 has not been, nor will be, "connected" within the meaning of section 87(3) of the Finance Act 1996 with any Borrower or any other person except the Second Issuer, the Share Trustee, Holdings, the Second Issuer Post-Enforcement Call Option Holder and any subsequent issuer;

(s) that the payments to be made on the Second Issuer Intercompany Loan, other than repayments of principal, will not represent more than a reasonable commercial return for the use of the principal concerned;

(t) that the payments to be made on the Second Issuer Start-up Loan, other than repayments of principal, will not represent more than a reasonable commercial return for the use of the principal concerned; and

(u) that the Mortgages Trustee is incorporated in Jersey, will be centrally managed and controlled (as described in Inland Revenue Statement of Practice 1/90) outside the United Kingdom (see the section entitled "The Mortgages Trustee" in the Prospectus, which indicates that the two of three directors of the Mortgages Trustee at the date of the Prospectus were individuals with business addresses in Jersey and also Clause 10.3 of the Mortgages Trustee Corporate Services Agreement) and will not carry out its business through a branch or agency in the United Kingdom); and.

(v) that the Second Start-up Loan Provider is resident in the United Kingdom for tax purposes and is beneficially entitled the interest arising on the Second Start-up Loan and is within the charge to UK corporation tax as respects that interest (see page 70 of the Prospectus).


Statements in this opinion which are expressed to be based on a particular Assumption should not be construed as excluding the application of the other Assumptions.

To:                                                          25th February, 2003
Page: 24


                                   SCHEDULE 2

                                  RESERVATIONS


Our opinion is subject to the following reservations:

1.       We express no opinion as to the accounting treatment of any matter.

2. Any undertakings or indemnities in relation to United Kingdom stamp duties given in any of the Transaction Documents may be void under the provisions of section 117 of the Stamp Act 1891.

3. For accounting periods commencing before 1st October, 2002, a person would have "control" (within the meaning of section 416 of the Taxes Act 1988) of the Second Issuer, broadly speaking, if that person (together with its nominees, associates or other "controlled" companies, or in certain circumstances, any other person) exercises or is able to exercise, or is entitled to acquire, direct or indirect control over the Second Issuer's affairs. A person would, for example, "control" the Second Issuer if it and such persons as are mentioned above possessed or were entitled to acquire the majority of the share capital or voting power in the Second Issuer, or share capital in the Second Issuer conferring a right of the majority of the income on distribution, or rights conferring the right to the majority of the Second Issuer's assets available for distribution on a winding up. where a borrower under a Loan is an individual, there would only, under these provisions, be a "connection" between the Second Issuer and the borrower where the Second Issuer is a close company (within the meaning of section 414 of the Taxes Act 1988) and the borrower is a "participator" in that company or the "associate" of a person who is such a "participator".

         A "connection" (within the meaning of section 87 of the Finance Act
         1996) would exist for accounting periods commencing before 1st October, 1996 between the Second Issuer and a Noteholder if the person, or any of the persons standing in the position of creditor as regards the relevant Second Issuer Note, is a company and in the relevant accounting period, or at any time in the two years before the beginning of that period, the company had "control" of the Second Issuer or that company and the Second Issuer had been under the "control" of the same person. The "control" test applied in these circumstances is that under section 416 Taxes Act 1988. In any event, in accordance with an Inland Revenue published statement (in the Inland Revenue Tax Bulletin of December 1997) there cannot be a "connection" between two parties if the only link between them by virtue of which the relevant interests are held is the relevant loan relationship.

4. With effect from accounting periods beginning on or after 1st October, 2002, a person would have "control" of the Second Issuer (broadly speaking) if that person has the power to secure by means of the holding of shares or the possession of voting power in, or in relation to, the Second Issuer (or any other company) or by virtue of any powers conferred by the articles of association or other document regulating the Second Issuer (or any other company) that the affairs of the Second Issuer are conducted in accordance with that person's wishes (section 87A(1) of the Finance Act 1996). For these purposes, shares or voting or other powers derived from shares are disregarded if the shares are held as trading stock or as assets of an insurance company's long-term insurance fund (section 87A(2) of Finance Act 1996).

5. We understand the only person possessing or entitled to acquire the relevant interest in the Second Issuer such that they would "control" the Second Issuer is the Share Trustee. We assume that there is no intention of the Second Issuer acquiring the shares, votes, rights or other powers in the capital of or rights over any other person such that it would "control" that person and there is no intention for any person other than the Share Trustee to exercise or be entitled to exercise

To:                                                          25th February, 2003
Page: 25

         control over the Second Issuer, or for the shares in the Second Issuer and rights to assets on a distribution of the Second Issuer to be held by any person other than the Share Trustee.

6. As with any securitisation vehicle, if a Noteholder which is a company acquires rights by virtue of its holding of Second Issuer Notes such that it is able to control the Second Issuer such that it is able to obtain a return from the Second Issuer in relation to a transaction, such as a redemption, which is at a price other than an arm's length price, the profits and losses arising from the relevant loan relationships will not be brought into account in accordance with the authorised accruals method of accounting adopted by the Second Issuer but will be brought into account as if the price obtained was so obtained on an arm's length basis.

7. As with any securitisation vehicle, if a Noteholder which is a company not resident in the United Kingdom acquires such shares, votes, powers or rights such that it either (i) "controls" the Second Issuer or (ii) has a "major interest" (as defined in paragraph 20(I) of Schedule 9 to the Finance Act 1996) in the Second Issuer which is deemed to constitute "control" for the purposes of section 87A of the Finance Act 1996 (paragraph 20(10) of Schedule 9 to the Finance Act 1996), and interest due on the Second Issuer Notes held by such Noteholder is not actually paid until 12 months after the end of the accounting period in respect of which such interest fell due, then the strict statutory position is that the Second Issuer will not be entitled to relief for such interest until such interest is actually paid. However, as set out above, the Inland Revenue published practice provides that the provisions restricting such relief would not apply if the only link between the Noteholder and the Second Issuer by virtue of which the Noteholder has control is the Noteholder's holding of Second Issuer Notes.

         It should be noted that Holdings could, of course, become a Noteholder pursuant to the Second Issuer Post-Enforcement Call Option Agreement, but that Holdings is a company resident in the United Kingdom and accordingly the restriction referred to in this paragraph would not apply in respect of interest payments to Holdings.